Exhibit 10(ee)

FIRST UNION

LOAN AGREEMENT

First Union National Bank
300 Main Street
Stamford, Connecticut 06904
(Hereinafter referred to as the "Bank")

Farmstead Telephone Group, Inc.
22 Prestige Park Circle
East Hartford, Connecticut 06108
(Individually and collectively "Borrower")

This Loan Agreement ("Agreement") is entered into September 27, 2000, by and between Bank and Borrower.

This Agreement applies to the loan or loans (individually and collectively, the "Loan") evidenced by one or more promissory notes dated September 27, 2000 or other notes subject hereto, as modified from time to time (whether one or more, the "Note") and all Loan Documents. The terms "Loan Documents" and "Obligations," as used in this Agreement, are defined in the Note.

Relying upon the covenants, agreements, representations and warranties contained in this Agreement, Bank is willing to extend credit to Borrower upon the terms and subject to the conditions set forth herein, and Bank and Borrower agree as follows:

AVAILABILITY. Notwithstanding anything to the contrary contained herein, the aggregate outstanding principal balance of Advances (as defined in the Note) (the "Total Outstandings") at any one time shall not exceed the lesser of $8,000,000.00 or the Borrowing Base (as hereinafter defined). In the event that the Total Outstandings at any time exceeds the Borrowing Base, Borrower shall pay to Bank the amount of such excess immediately upon receipt by Borrower of written notice that the Borrowing Base has been exceeded.

REPRESENTATIONS. Borrower represents that from the date of this Agreement and until final payment in full of the Obligations: Accurate Information. All information now and hereafter furnished to Bank is and will be true, correct and complete in all material respects. Any such information relating to Borrower's financial condition will accurately reflect Borrower's financial condition as of the date(s) thereof, (including all contingent liabilities of every type), and Borrower further represents that its financial condition has not changed materially or adversely since the date(s) of such documents. Authorization; Non-Contravention. The execution, delivery and performance by Borrower and any guarantor, as applicable, of this Agreement and other Loan Documents to which it is a party are within its power, have been duly authorized as may be required and, if necessary, by making appropriate filings with any governmental agency or unit and are the legal, binding, valid and enforceable obligations of Borrower and any guarantors; and do not (i) contravene, or constitute (with or without the giving of notice or lapse of time or both) a violation of any provision of applicable law, a violation of the organizational documents of Borrower or any guarantor, or a default under any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting Borrower or any guarantor, (ii) result in the creation or imposition of any lien (other than the lien(s) created by the Loan Documents) on any of Borrower's or any guarantor's assets, or (iii) give cause for the acceleration of any obligations of Borrower or any guarantor to any other creditor. Asset Ownership. Borrower has good and marketable or leasehold title to all of the properties and assets reflected on the balance sheets and financial statements supplied Bank by Borrower, and all such properties and assets are free and clear of mortgages, security deeds, pledges, liens, charges, and all other encumbrances, except as otherwise disclosed to Bank by Borrower in writing and approved by Bank ("Permitted Liens"). To Borrower's knowledge, no default has occurred under any Permitted Liens and no claims or interests adverse to Borrower's present rights in its properties and assets have arisen.

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Discharge of Liens and Taxes. Borrower has duly filed, paid and/or discharged all taxes or other claims which may become a lien on any of its property or assets, except to the extent that such items are being appropriately contested in good faith and an adequate reserve for the payment thereof is being maintained. Sufficiency of Capital. Borrower is not, and after consummation of this Agreement and after giving effect to all indebtedness incurred and liens created by Borrower in connection with the Note and any other Loan Documents, will not be, insolvent within the meaning of 11 U.S.C. Section 101(32). Compliance with Laws. Borrower is in compliance in all material respects with all federal, state and local laws, rules and regulations applicable to its properties, operations, business, and finances, including, without limitation, any federal or state laws relating to liquor (including 18 U.S.C. Section 3617, et seq.) or narcotics (including 21 U.S.C. Section 801, et seq.) and/or any commercial crimes; all applicable federal, state and local laws and regulations intended to protect the environment; and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), if applicable. Organization and Authority. Each corporate or limited liability company Borrower and/or guarantor, as applicable, is duly created, validly existing and in good standing under the laws of the state of its organization, and has all powers, governmental licenses, authorizations, consents and approvals required to operate its business as now conducted. Each corporate or limited liability company Borrower and/or guarantor, as applicable, is duly qualified, licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers, and in which the failure to so qualify or be licensed, as the case may be, in the aggregate, could have a material adverse effect on the business, financial position, results of operations, properties or prospects of Borrower or any such guarantor. No Litigation. There are no pending or threatened suits, claims or demands against Borrower or any guarantor that have not been disclosed to Bank by Borrower in writing, and approved by Bank. ERISA. Each employee pension benefit plan, as defined in ERISA, maintained by Borrower meets, as of the date hereof, the minimum funding standards of ERISA and all applicable regulations thereto and requirements thereof, and of the Internal Revenue Code of 1986, as amended. No "Prohibited Transaction" or "Reportable Event" (as both terms are defined by ERISA) has occurred with respect to any such plan.

AFFIRMATIVE COVENANTS. Borrower agrees that from the date hereof and until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, Borrower will: Access to Books and Records. Allow Bank, or its agents, during normal business hours and upon reasonable advance notice, access to the books, records and such other documents of Borrower as Bank shall reasonably require, and allow Bank to make copies thereof at Bank's expense. Accounts Payable Aging. Deliver to Bank, from time to time hereafter but not less than monthly within 10 days of the end of each such period, a detailed payables report including aging of payables by total, vendor names and addresses, a reconciliation statement, and the original date of each invoice. Accounts Receivable Aging. Deliver to Bank, from time to time hereafter but not less than monthly within 10 days of the end of each such period, a detailed receivables report including totals, customer names and addresses, a reconciliation statement, and the original date of each invoice. Business Continuity. Conduct its business in substantially the same manner and locations as such business is now and has previously been conducted. Certificate of Full Compliance From Accountant. Deliver to Bank, with the annual audited financial statements required herein, a certification by Borrower's independent certified public accountant that Borrower is in full compliance with the financial covenants in the Loan Documents. Compliance with Other Agreements. Comply with all terms and conditions contained in this Agreement, and any other Loan Documents, and swap agreements, if applicable, as defined in the 11 U.S.C. Section 10 1. Estoppel Certificate. Furnish, within 15 days after request by Bank, a written statement duly acknowledged of the amount due under the Loan and whether offsets or defenses exist against the Obligations. Insurance . Maintain adequate insurance coverage with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of established reputation engaged in the same or similar businesses including, without limitation, commercial general liability insurance, workers compensation insurance, and business interruption insurance; all acquired in such amounts and from such companies as Bank may reasonably require. Inventory Reports. Deliver to Bank, from time to time hereafter but not less than monthly within 10 days of the end of each such period, an inventory report showing individual values for raw materials, work-in-progress, finished products and any inventory obsolescence. Additionally, on a semi-annual basis, Borrower shall submit a slow moving inventory report to Bank. Management Letter. Borrower shall deliver to Bank within 120 days after the

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close of each fiscal year, its Management Letter, in form and substance acceptable to Bank, prepared by Borrower's independent certified public accountant. Maintain Properties. Maintain, preserve and keep its property in good repair, working order and condition, ordinary wear and tear excepted making all needed replacements, additions and improvements thereto, to the extent allowed by this Agreement. Non-Default Certificate From Borrower. Deliver to Bank, with the Financial Statements required below, a certificate signed by Borrower, in the form attached hereto as Exhibit A, if Borrower is an individual, or by a principal financial officer of Borrower warranting that no "Default" as specified in the Loan Documents nor any event which, upon the giving of notice or lapse of time or both, would constitute such a Default, has occurred and demonstrating Borrower's compliance with the financial covenants contained herein. Notice of Default and Other Notices. (a) Notice of Default. Furnish to Bank immediately upon becoming aware of the existence of any condition or event which constitutes a Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, may become a Default, written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto. (b) Other Notices. Promptly notify Bank in writing of (i) any material adverse change in its financial condition or its business; (ii) any default under any material agreement, contract or other instrument to which it is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by Borrower; (iii) any material adverse claim against or affecting Borrower or any part of its properties; (iv) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any governmental agency or unit affecting Borrower; and (v) at least 30 days prior thereto, any change in Borrower's name or address as shown above, and/or any change in Borrower's structure. Other Financial Information. Deliver promptly such other information regarding the operation, business affairs, and financial condition of Borrower which Bank may reasonably request. Payment of Debts. Pay and discharge when due, and before subject to penalty or further charge, and otherwise satisfy before maturity or delinquency, all obligations, debts for borrowed money, taxes, and liabilities for borrowed money of whatever nature or amount, except those which Borrower in good faith disputes. Reports and Proxies. Deliver to Bank, promptly, a copy of all financial statements, reports, notices, and proxy statements, sent by Borrower to stockholders, and all regular or periodic reports required to be filed by Borrower with any governmental agency or authority.

NEGATIVE COVENANTS. Borrower agrees that from the date of this Agreement and until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, Borrower will not: Change in Fiscal Year. Change its fiscal year without the prior written consent of Bank. Change of Control. Make or suffer a change of ownership that effectively changes control of Borrower. Encumbrances. Create, assume, or permit to exist any mortgage, security deed, deed of trust, pledge, lien, charge or other encumbrance on any of its assets, whether now owned or hereafter acquired, other than: (i) security interests required by the Loan Documents; (ii) liens for taxes contested in good faith; (iii) liens accruing by law for employee benefits; (iv) purchase money security interests; or (v) Permitted Liens. Guarantees. Guarantee or otherwise become responsible for obligations of any other person or entity other than the endorsement of checks and drafts for collection in the ordinary course of business. Default on Other Contracts or Obligations. Default on any material contract with or obligation when due to a third party or default in the performance of any obligation to a third party incurred for money borrowed. Government Intervention. Permit the assertion or making of any seizure, vesting or intervention by or under authority of any government by which the management of Borrower or any guarantor is displaced of its authority in the conduct of its respective business or its such business is curtailed or materially impaired. Judgment Entered. Permit the entry of any monetary judgment or the assessment against, the filing of any tax lien against, or the issuance of any writ of garnishment or attachment against any property of or debts due Borrower in an amount in excess of $100,000.00 which is not discharged or execution is not stayed within 30 days of entry. Prepayment of Other Debt. Retire any long-term debt entered into prior to the date of this Agreement at a date in advance of its legal obligation to do so. Retire or Repurchase Capital Stock. Retire or otherwise acquire any of its capital stock, except that, provided no Event of Default shall have occurred and be continuing (and provided the same shall not cause or result in an Event of Default), Borrower shall have the right to repurchase up to $250,000.00 of outstanding Farmstead Telephone Group, Inc. common stock without the prior approval of the Bank. Cross-Default. Borrower shall not default in payment or performance of any of its obligations under any other loans, contracts, or agreements with Bank or Bank's affiliates, nor permit any of Borrower's

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subsidiaries or affiliates, any of its general partners or the holder(s) of its majority ownership interests, to default under any loans, contracts, or agreements, with Bank or its affiliates.

ANNUAL FINANCIAL STATEMENTS. Borrower shall deliver to Bank, within 90 days after the close of each fiscal year, audited financial statements reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules; all on a consolidated and consolidating basis with respect to Borrower and its Subsidiaries, Affiliates and parent or holding company, as applicable, and in reasonable detail, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. If audited statements are required, all such statements shall be examined by an independent certified public accountant acceptable to Bank. The opinion of such independent certified public accountant shall not be acceptable to Bank if qualified due to any limitations in scope imposed by Borrower or any other person or entity. Any other qualification of the opinion by the accountant shall render the acceptability of the financial statements subject to Bank's approval.

Periodic Financial Statements. Borrower shall deliver to Bank unaudited management-prepared quarterly financial statements including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules, as soon as available and in any event within 45 days after the close of each such period; all in reasonable detail and prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. Such statements shall be certified as to their correctness by a principal financial officer of Borrower and in each case, if audited statements are required, subject to audit and year-end adjustments.

TAX RETURNS. Borrower shall deliver to Bank, within 30 days of filing, complete copies of federal and state tax returns, as applicable, together with all schedules thereto, each of which shall be signed and certified by Borrower to be true and complete copies of such returns. In the event an extension is filed, Borrower shall deliver a copy of the extension within 30 days of filing.

FINANCIAL COVENANTS. Borrower agrees to the following provisions from the date hereof until final payment in full of the Obligations, unless Bank shall otherwise consent in writing (which consent shall not be unreasonably withheld), using the financial information for Borrower, its subsidiaries, affiliates and its holding or parent company, as applicable: Funds Flow Coverage Ratio. Borrower shall maintain a Funds Flow Coverage Ratio of not less than 1.20 to 1.00. This covenant shall be calculated quarterly, on a rolling four quarters basis. "Funds Flow Coverage Ratio" shall mean the sum of earnings before interest, taxes, depreciation and amortization divided by the sum of all current maturities of long term debt and capital lease obligations plus interest plus income taxes. Tangible Net Worth. Borrower shall, at all times, maintain a Tangible Net Worth of not less than $6,000,000.00. "Tangible Net Worth" shall mean total assets minus total liabilities. For purposes of this computation, the aggregate amount of any intangible assets of Borrower including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets, and total liabilities shall include debt fully subordinated to Bank on terms and conditions acceptable to Bank. Total Liabilities to Tangible Net Worth Ratio. Borrower shall, at all times, maintain a ratio of Total Liabilities to Tangible Net Worth of not more than 1.50 to 1.00. "Total Liabilities" shall mean all liabilities of Borrower, excluding debt fully subordinated to Bank on terms and conditions acceptable to Bank, and including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet of Borrower, in accordance with generally accepted accounting principles applied on a consistent basis. . Special Performance. In the event that (i) the Funds Flow Coverage Ratio shall equal or exceed 2.00 to 1.00 and the Total Liabilities to Tangible Net Worth Ratio shall be equal to or less than 1.00 to 1.00, in each case concurrently for two (2) consecutive quarters, then the interest rate accruing on the Loan shall be reduced to the LIBOR Market Interest Rate plus two (2.00%) percentage points per annum. Deposit Relationship. Borrower shall maintain its primary depository account and cash management account with Bank. Optional Hedge. Borrower shall have the option to hedge the floating interest expense on up to $2,500,000.00 of permanent borrowings as more particularly set forth in the Note. Leases. Without the prior written consent of the Bank (which consent shall not be unreasonably withheld), Borrower shall not incur, create, or assume any direct or indirect liability for the payment of rent or otherwise, under any lease or rental

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arrangement (excluding capitalized leases) if immediately thereafter the sum of such lease or rental payments to be made by Borrower during any 12-month period is increased by $150,000.00 in the aggregate. Loans and Advances. Borrower shall not, during any fiscal year, make loans or advances, excepting ordinary course of business travel and expense advances, advances against employee draws, sales commissions and bonuses, to any person or entity in excess of $150,000.00 in the aggregate outstanding at any time. Limitation on Debt. Borrower shall not, directly or indirectly, create, incur, assume or become liable for any additional indebtedness, whether contingent or direct, if, giving effect to such additional debt on a pro forma basis causes the aggregate amount of Borrower's debt, excluding obligations to Bank, to exceed $1,000,000.00. Dividends. Borrower shall not, during any fiscal year, declare or pay dividends or make other distributions to its shareholders without the prior written consent of the Bank.

BORROWING BASE. "Borrowing Base" means 75.00% of the net amount of Eligible Accounts, plus 50.00% of the value of Eligible Inventory, provided that the Eligible Inventory portion of the Borrowing Base shall not exceed $2,000,000.00 (less the amount of any Reserves required by Bank). "Eligible Account" means an account receivable not more than 90 days from the date of the original invoice (120 days for receivables due from Lucent and Avaya) that arises in the ordinary course of Borrower's business and meets the following eligibility requirements: (a) the sale of goods or services reflected in such account is final and such goods and services have been delivered or provided and accepted by the account debtor and payment for such is owing; (b) the invoices comprising an account are not subject to any claims, returns or disputes of any kind; (c) the account debtor is not insolvent; (d) the account debtor has its principal place of business in the United States or the account receivable is assured by either a Letter of Credit or credit insurance acceptable to Bank; (e) the account debtor is not an Affiliate of Borrower and is not a supplier to Borrower and the account is not otherwise exposed to risk of set-off, provided that if an account debtor is also a supplier, the net account receivable balance from such account debtor shall be an eligible account; (f) not more than 50% of the original invoices owing Borrower by the account debtor are more than 90 days from the date of the original invoice; and (g) the account is not subject to any lien prior to the lien of Bank. "Eligible Inventory" means inventory of new and boxed refurbished telephone equipment and related communications products sold by the Borrower in the ordinary course of its business in Borrower's possession that is held for use or sale in the ordinary course of Borrower's business and is not unmerchantable or obsolete and is subject to a first priority perfected security interest in favor of Bank. The value of the inventory will be determined by Bank and will be valued at average cost. ("Reserves" means such amounts as may be required by Bank, at any time and from time to time without prior notice to Borrower, which Bank deems to be adequate to reserve against outstanding letters of credit, outstanding banker's acceptances, Borrower's obligations to Bank or its affiliates or any guaranties or other contingent debts of Borrower.)

Required Reports. Borrower shall certify to Bank by the 10th day of each month, the amount of Eligible Accounts and the value of Eligible Inventory as of the first day of each month, on forms required by Bank, together with all detail and supporting documents requested by Bank. Bank may at any time and from time to time, during Borrower's normal business hours upon reasonable advance notice, enter upon any business premises of Borrower and audit Borrower's accounts and inventory. Bank's determination of the amount of Eligible Accounts and the value of Eligible Inventory shall at all times be indisputable and deemed correct absent manifest error. Borrower, at all times, shall cooperate with Bank by providing Bank information and access to Borrower's premises upon reasonable advance notice and business records and shall be courteous to Bank's agents.

CONDITIONS PRECEDENT. The obligations of Bank to make the loan and any advances pursuant to this Agreement are subject to the following conditions precedent: Additional Documents. Receipt by Bank of such additional supporting documents as Bank or its counsel may reasonably request, including without limitation (a) detailed projections for fiscal year 2000; (b) six (6) month interim financial statement for the period ended June 30, 2000; and (c) Last twelve (12) months of Borrower's borrowing base certificates submitted to its current lender. Opinion of Counsel. On or prior to the date of any extension of credit hereunder, Bank shall have received a written opinion of the counsel of Borrower acceptable to Bank. Operating Documents. On or prior to the date of any borrowing hereunder, Bank shall have received from Borrower a copy of Borrower's by-laws, certified as to completeness and accuracy by an

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appropriate officer of such Borrower. Charter Documents. Bank shall have received from Borrower a copy of Borrower's Certificate of Incorporation and all other charter documents of Borrower, certified by the Secretary of the State of Delaware. ERISA. Each employee pension benefit plan, as defined in ERISA, maintained by Borrower, as of the date hereof, the minimum funding standards of ERISA and all applicable regulations thereto and requirements thereof, and of the Internal Revenue Code of 1986, as amended. No "Prohibited Transaction" or Reportable Event" (as both terms are defined by ERISA) has occurred with respect to any such plan. Certificate of Good Standing. Bank shall have received from Borrower a certificate of the Secretary of the State of Delaware as to its good standing. Certificate of Incumbency. Bank shall have received from Borrower a certificate of an appropriate officer of Borrower as to the incumbency and signatures of the officers of Borrower executing the Loan Documents.

SPECIAL PROVISION REGARDING SUBSIDIARY. Sale/Advance. On the date hereof Borrower holds all of the issued and outstanding shares in a corporation known as FTG Venture Corp. (the "Subsidiary") which Subsidiary is presently inactive. With respect to the Subsidiary, Borrower has advised the Bank that it intends to: (i) change the name of the Subsidiary to TriNetworks, Inc; (ii) sell 50% of the issued and outstanding shares in the Subsidiary to an unrelated third party; and (iii) advance the sum of up to $250,000.00 to the Subsidiary in the form of either a combination of debt or equity. So long as no Event of Default shall have occurred and be continuing, the Bank consents to the foregoing. Exclusion from Financial Covenants. From the date hereof through December 31, 2001, the financial performance and financial results of the Subsidiary shall not be included in the calculation of the Financial Covenants set forth herein. On January 1, 2002, this exclusion shall ipso facto lapse and terminate.

CONNECTICUT PREJUDGMENT REMEDY WAIVER. EACH BORROWER ACKNOWLEDGES THAT THE TRANSACTIONS REPRESENTED BY THIS AGREEMENT ARE COMMERCIAL TRANSACTIONS AND HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ANY RIGHTS TO NOTICE OF AND HEARING ON PREJUDGMENT REMEDIES UNDER CHAPTER 903A OF THE CONNECTICUT GENERAL STATUTES OR OTHER STATUTES AFFECTING PREJUDGMENT REMEDIES, AND AUTHORIZES THE BANK'S ATTORNEY TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER, PROVIDED THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER.

IN WITNESS WHEREOF, Borrower and Bank, on the day and year first written above, have caused this Agreement to be executed under seal.
Farmstead Telephone Group Inc.

By:	____________________________________(SEAL) Robert G. LaVigne, Executive Vice President and Chief Financial Officer

First Union National Bank

By:	____________________________________(SEAL) Patricia S. Gaudreau, Vice President

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EXHIBIT A

NON-DEFAULT CERTIFICATE

In accordance with the terms of the Loan Documents dated September 27, 2000 by and between First Union National Bank and Farmstead Telephone Group, Inc. ("Borrower"), I hereby certify that:
1.	I am a principal financial officer of Borrower;

2.	The enclosed financial statements are prepared in accordance with generally accepted accounting principles;

3.	No Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, would constitute such a Default, has occurred.

4.

Borrower is in compliance with the Financial Covenant(s) set forth in the Loan Documents, as demonstrated by the calculations contained in the Covenant Compliance Certificate attached hereto as Schedule 1.

_______________________________
Name: Robert G. LaVigne
Title: Executive Vice President and Chief Financial Officer

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